UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007

TREEHOUSE FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32504	20-2311383
(State or other jurisdiction of incorporation)	(Commission file number)	( I.R.S. employer identification no.)
Two Westbrook Corporate Center Suite 1070 Westchester, IL 60154		60154
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (708) 483-1300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective January 30, 2007, TreeHouse Foods, Inc. (“TreeHouse”) entered into a Peformance-Vesting Restricted Stock Award Agreement pursuant to which Dennis F. Riordan, Senior Vice President and Chief Financial Officer of TreeHouse, received a performance-based restricted stock award of 12,000 shares of common stock of TreeHouse (the “Award”). The Award was issued under the TreeHouse Foods, Inc. 2005 Long-Term Stock Incentive Plan (the “Plan”) pursuant to prior approval by the Compensation Committee of the Board of Directors of TreeHouse. On January 30, 2007, the last reported closing price of TreeHouse’s common stock on the New York Stock Exchange was $29.70 per share.

The shares under the Award may first vest on January 31, 2008 provided that TreeHouse’s total shareholder return (as described in the Award agreement) for the period beginning June 27, 2006 through January 31, 2008 meets or exceeds the median total shareholder return for a selected peer group of companies. Shares subject to the Award that could have vested on such date but did not may next vest on January 31, 2009 and January 31, 2010 to the extent that TreeHouse’s total shareholder return meets or exceeds the Peer Group median through the applicable January 31st date. Shares subject to the Award also will vest upon a change in control (as defined in the Plan) occurring on or before January 31, 2010.

The foregoing description of the terms and conditions of the Award does not purport to be complete and is qualified in its entirety by the terms and conditions of the Award agreement, a form of which is attached hereto as Exhibit 10.1 and incorporated herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1 Form of Performance-Vesting Restricted Stock Award Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TreeHouse Foods, Inc.

Date: February 5, 2007	By:	/s/Thomas E. O’Neill
Thomas E. O’Neill General Counsel, Senior Vice President, Chief Administrative Officer and officer duly authorized to sign on behalf of the registrant

INDEX TO EXHIBITS

Exhibit
10.1	Form of Performance-Vesting Restricted Stock Award Agreement